Exhibit 99.1

Extra Space Storage Inc.
PHONE (801) 365-4600
2795 East Cottonwood Parkway, Suite 300
Salt Lake City, Utah 84121
www.extraspace.com
FOR IMMEDIATE RELEASE

Extra Space Storage Inc. Reports 2018 Fourth Quarter and Year-End Results
SALT LAKE CITY, February 20, 2019 — Extra Space Storage Inc. (NYSE: EXR) (the “Company”), a leading owner and operator of self-storage facilities in the United States and a member of the S&P 500, announced operating results for the three months and year ended December 31, 2018.
Highlights for the three months ended December 31, 2018:

•	Achieved net income attributable to common stockholders of $0.80 per diluted share.

•
Achieved funds from operations attributable to common stockholders and unit holders (“FFO”) of $1.20 per diluted share. FFO, excluding adjustments for deferred financing costs related to redemption of notes payable to trusts, non-cash interest, revaluation of deferred tax related to tax reform and tenant reinsurance claims related to hurricanes ("Core FFO"), was $1.22 per diluted share, representing an 8.9% increase compared to the same period in 2017.

•	Increased same-store revenue by 3.8% and same-store net operating income (“NOI”) by 4.4% compared to the same period in 2017.

•	Reported same-store occupancy of 91.8% as of December 31, 2018, compared to 91.9% as of December 31, 2017.

•	Acquired three operating stores and three stores at completion of construction (a "Certificate of Occupancy store" or "C of O store") for a total investment of approximately $74.3 million.

•
In conjunction with joint venture partners, acquired two operating stores and four Certificate of Occupancy stores for a total cost of approximately $69.8 million, of which the Company invested $15.7 million.

•
Added 33 stores (gross) to the Company's third-party management platform. As of December 31, 2018, we managed 536 stores for third parties and 233 stores in joint ventures, for a total of 769 managed stores.

•	Paid a quarterly dividend of $0.86 per share.
Highlights for the year ended December 31, 2018:

•	Achieved net income attributable to common stockholders of $3.27 per diluted share.

•	Achieved FFO of $4.62 per diluted share. Core FFO was $4.67 per diluted share, representing a 6.6% increase compared to the same period in 2017.

•	Increased same-store revenue by 4.1% and same-store NOI by 4.0% compared to the same period in 2017.

•	Acquired 14 operating stores, five Certificate of Occupancy stores and purchased our joint venture partner's interest in 15 stores for a total investment of approximately $457.1 million.

•
In conjunction with joint venture partners, acquired 15 operating stores, 15 Certificate of Occupancy stores and completed three developments for a total cost of approximately $420.8 million, of which the Company invested $123.2 million.

•	Added 153 stores (gross) to the Company's third-party management platform.
Joe Margolis, CEO of Extra Space Storage Inc., commented: “2018 played out as expected, and it was another solid year for Extra Space Storage. Our diversified portfolio continues to produce steady results, with same-store revenue and NOI growth both over 4.0% for the year despite the increasing impact from development. Our same-store NOI was enhanced by our strong external growth, together driving Core FFO growth of 6.6%. We expect additional pressure from new supply in 2019, but believe that our diversified portfolio and best in class platform are well positioned to navigate the competitive landscape."

FFO Per Share:
The following table outlines the Company’s FFO and Core FFO for the three months and year ended December 31, 2018 and 2017. The table also provides a reconciliation to GAAP net income attributable to common stockholders and earnings per diluted share for each period presented (amounts shown in thousands, except share and per share data — unaudited)1:

	For the Three Months Ended December 31,				For the Year Ended December 31,
	2018		2017		2018		2017
		(per share)		(per share)		(per share)		(per share)
Net income attributable to common stockholders	$101,462	$0.80	$215,983	$1.69	$415,289	$3.27	$479,013	$3.76
Impact of the difference in weighted average number of shares – diluted[2]		(0.05)		(0.09)		(0.19)		(0.21)
Adjustments:
Real estate depreciation	49,569	0.36	44,931	0.33	193,587	1.43	172,660	1.28
Amortization of intangibles	1,913	0.01	2,427	0.02	8,340	0.06	13,591	0.10
Gain on real estate transactions and impairment of real estate assets	—	—	(118,808)	(0.88)	(30,807)	(0.22)	(112,789)	(0.84)
Unconsolidated joint venture real estate depreciation and amortization	2,133	0.02	1,222	0.01	7,064	0.05	5,489	0.04
Distributions paid on Series A Preferred Operating Partnership units	(572)	—	(572)	(0.01)	(2,288)	(0.02)	(3,119)	(0.02)
Income allocated to Operating Partnership noncontrolling interests	7,788	0.06	13,377	0.10	31,791	0.24	35,306	0.26
FFO	$162,293	$1.20	$158,560	$1.17	$622,976	$4.62	$590,151	$4.37
Adjustments:
Deferred financing costs related to redemption of notes payable to trusts	2,033	0.02	—	—	2,033	0.02	—	—
Non-cash interest expense related to amortization of discount on equity portion of exchangeable senior notes	1,162	—	1,276	0.01	4,687	0.03	5,103	0.04
Revaluation of deferred tax related to tax reform	—	—	(8,106)	(0.06)	—	—	(8,106)	(0.06)
Property losses and tenant reinsurance claims due to hurricanes	—	—	—	—	—	—	4,360	0.03
CORE FFO	$165,488	$1.22	$151,730	$1.12	$629,696	$4.67	$591,508	$4.38

Weighted average number of shares – diluted[3]	135,320,052		135,028,104		134,954,665		135,066,080

(1)	Per share amounts may not recalculate due to rounding.

(2)
Adjustment to account for the difference between the number of shares used to calculate earnings per share and the number of shares used to calculate FFO per share. Earnings per share is calculated using the two-class method, which uses a lower number of shares than the calculation for FFO per share and Core FFO per share, which are calculated assuming full redemption of all OP units as described in note (3).

(3)
Extra Space Storage LP (the “Operating Partnership”) has outstanding preferred and common Operating Partnership units (“OP units”). These OP units can be redeemed for cash or, at the Company’s election, shares of the Company’s common stock. Redemption of all OP units for common stock has been assumed for purposes of calculating the weighted average number of shares — diluted as presented above. The computation of weighted average number of shares — diluted for FFO per share and Core FFO per share also includes the effect of share-based compensation plans using the treasury stock method.

Operating Results and Same-Store Performance:
The following table outlines the Company’s same-store performance for the three months and year ended December 31, 2018 and 2017 (amounts shown in thousands, except store count data—unaudited)1:

	For the Three Months Ended December 31,		Percent	For the Year Ended December 31,		Percent
	2018	2017	Change	2018	2017	Change
Same-store rental revenues[2]	$242,828	$233,853	3.8%	$958,797	$921,270	4.1%
Same-store operating expenses[2]	64,403	62,966	2.3%	262,604	251,853	4.3%
Same-store net operating income[2]	$178,425	$170,887	4.4%	$696,193	$669,417	4.0%

Same-store square foot occupancy as of quarter end	91.8%	91.9%		91.8%	91.9%

Properties included in same-store	783	783		783	783

(1)	A reconciliation of net income to same-store net operating income is provided later in this release, entitled "Reconciliation of GAAP Net Income to Total Same-Store Net Operating Income."

(2)	Same-store revenues, same-store operating expenses and same-store net operating income do not include tenant reinsurance revenue or expense.

Same-store revenues for the three months and year ended December 31, 2018 increased due to higher rental rates for both new and existing customers. Expenses were higher for the three months ended December 31, 2018, primarily due to increases in property taxes, marketing and insurance. Expenses were higher for the year ended December 31, 2018, primarily due to increases in property taxes, payroll and benefits, and marketing.
Major markets with revenue growth above the Company’s portfolio average for the three months and year ended December 31, 2018 included Atlanta, Hawaii, Indianapolis, Las Vegas, Los Angeles and Philadelphia. Major markets performing below the Company’s portfolio average included Charleston, Dallas, Miami, Washington D.C. and West Palm Beach/Boca Raton.

Investment and Third-Party Management Activity:
The following table outlines the Company’s acquisitions and developments that are closed, completed or under agreement (dollars in thousands - unaudited):

	Total Closed/Completed 2018		Closed/Completed 2019 Year to Date		Scheduled to Still Close/Complete in 2019		Total 2019		To Close/Complete in 2020
Wholly-Owned Investment	Stores	Price	Stores	Price	Stores	Price	Stores	Price	Stores	Price
Operating Stores	14	$175,350	—	$—	—	$—	—	$—	—	$—
C of O and Development Stores[1]	5	68,499	1	17,100	4	49,680	5	66,780	3	35,428
Buyout of JV Partners' Interest in Operating Stores[2]	15	213,211	12	192,518	—	—	12	192,518	—	—
EXR Investment in Wholly-owned stores	34	457,060	13	209,618	4	49,680	17	259,298	3	35,428

Joint Venture Investment
EXR Investment in JV Acquisition of Operating Stores[1]	15	45,906	—	—	1	1,950	1	$1,950	—	—
EXR Investment in JV C of O and Development Stores	18	77,293	4	30,584	8	47,910	12	78,494	2	11,996
EXR Investment in Joint Ventures	33	123,199	4	30,584	9	49,860	13	80,444	2	11,996
Total EXR Investment	67	$580,259	17	$240,202	13	$99,540	30	$339,742	5	$47,424

(1)
The locations of C of O and development stores and joint venture ownership interest details are included in the supplemental financial information published on the Company’s website at www.extraspace.com.

(2)	The buyout of JV partners' interest in stores is reported at the value paid for the partners' ownership interest.
The projected developments and acquisitions under agreement described above are subject to customary closing conditions and no assurance can be provided that these developments and acquisitions will be completed on the terms described, or at all.
Property Management:
As of December 31, 2018, the Company managed 536 stores for third-party owners. With an additional 233 stores owned and operated in joint ventures, the Company had a total of 769 stores under management. The Company continues to be the largest self-storage management company in the United States.
Balance Sheet:
During the three months ended December 31, 2018, the Company sold 590,538 shares of common stock under its ATM equity program at an average sales price of $96.87 per share resulting in net proceeds of $56.6 million after deducting offering costs. As of December 31, 2018, the Company had $257.9 million available for issuance under its ATM equity program.

On December 17, 2018, the Company amended and restated its senior unsecured credit facility, increasing capacity by $200.0 million to a total of $1.4 billion. The facility consists of a senior unsecured revolving credit facility of $650.0 million due January 2023, a senior unsecured term loan of $480.0 million due January 2024, and a senior unsecured term loan of $220.0 million due October 2023. Other details related to the unsecured bank financing are described in a Current Report on Form 8-K filed by the Company on December 11, 2018.
As of December 31, 2018, the Company’s percentage of fixed-rate debt to total debt was 74.1%. The weighted average interest rates of the Company’s fixed and variable-rate debt were 3.4% and 3.9%, respectively. The combined weighted average interest rate was 3.5% with a weighted average maturity of approximately 5.0 years.

Dividends:
On December 31, 2018, the Company paid a fourth quarter common stock dividend of $0.86 per share to stockholders of record at the close of business on December 14, 2018.

Outlook:
The following table outlines the Company’s FFO estimates and annual assumptions for the year ending December 31, 20191:

	Ranges for 2019 Annual Assumptions		Notes
	Low	High
FFO	$4.70	$4.80
Core FFO	$4.73	$4.83
Dilution per share from C of O and value add acquisitions	$0.23	$0.23
Same-store revenue growth	2.00%	3.00%	Assumes a same-store pool of 821 stores and excludes tenant reinsurance
Same-store expense growth	3.75%	4.75%	Assumes a same-store pool of 821 stores and excludes tenant reinsurance
Same-store NOI growth	1.25%	2.75%	Assumes a same-store pool of 821 stores and excludes tenant reinsurance
Weighted average one-month LIBOR	2.51%	2.51%

Net tenant reinsurance income	$94,000,000	$95,000,000
Management fees, other income and interest income	$51,500,000	$52,500,000
General and administrative expenses	$91,000,000	$92,000,000	Includes non-cash compensation expense
Average monthly cash balance	$15,000,000	$15,000,000
Equity in earnings of real estate ventures	$12,500,000	$13,500,000
Acquisition of operating stores (wholly-owned)	$300,000,000	$300,000,000
Development and C of O stores (wholly-owned)	$75,000,000	$75,000,000
Acquisition of operating stores (joint venture)	$50,000,000	$50,000,000	Represents the Company's investment
Development and C of O stores (joint venture)	$75,000,000	$75,000,000	Represents the Company's investment
Interest expense	$190,500,000	$192,500,000
Non-cash interest expense related to exchangeable senior notes	$5,000,000	$5,000,000	Excluded from Core FFO
Taxes associated with the Company's taxable REIT subsidiary	$11,000,000	$12,000,000
Weighted average share count	136,000,000	136,000,000	Assumes redemption of all OP units for common stock

(1)
A reconciliation of net income outlook to same-store net operating income outlook is provided later in this release entitled "Reconciliation of Estimated GAAP Net Income to Estimated Same-Store Net Operating Income." The reconciliation includes details related to same-store revenue and same-store expense outlooks. A reconciliation of net income per share outlook to funds from operations per share outlook is provided later in this release entitled "Reconciliation of the Range of Estimated GAAP Fully Diluted Earnings Per Share to Estimated Fully Diluted FFO Per Share."

FFO estimates for the year are fully diluted for an estimated average number of shares and OP units outstanding during the year. The Company’s estimates are forward-looking and based on management’s view of current and future market conditions. The Company’s actual results may differ materially from these estimates.

Supplemental Financial Information:
Supplemental unaudited financial information regarding the Company’s performance can be found on the Company’s website at www.extraspace.com. Under the "Company Info" navigation menu on the home page, click on “Investor Relations,” then under the “Financials & Stock Info” navigation menu click on “Quarterly Earnings.” This supplemental information provides additional detail on items that include store occupancy and financial performance by portfolio and market, debt maturity schedules and performance of lease-up assets.
Conference Call:
The Company will host a conference call at 1:00 p.m. Eastern Time on Thursday, February 21, 2019, to discuss its financial results. To participate in the conference call, please dial 855-791-2026 or 631-485-4899 for international participants; audience passcode: 7881278. The conference call will also be available on the Company’s website at www.extraspace.com. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software. A replay of the call will be available for 30 days on the Company’s website in the Investor Relations section.
A replay of the call will also be available by telephone, from 4:00 p.m. Eastern Time on February 21, 2019, until 4:00 p.m. Eastern Time on February 26, 2019. The replay dial-in numbers are 855-859-2056 or 404-537-3406 for international callers; conference ID: 7881278.
Forward-Looking Statements:
Certain information set forth in this release contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements include statements concerning the benefits of store acquisitions, developments, favorable market conditions, our outlook and estimates for the year and other statements concerning our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, the competitive landscape, plans or intentions relating to acquisitions and developments and other information that is not historical information. In some cases, forward-looking statements can be identified by terminology such as “believes,” “estimates,” “expects,” “may,” “will,” “should,” “anticipates,” or “intends,” or the negative of such terms or other comparable terminology, or by discussions of strategy. We may also make additional forward-looking statements from time to time. All such subsequent forward-looking statements, whether written or oral, by us or on our behalf, are also expressly qualified by these cautionary statements. There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in or contemplated by this release. Any forward-looking statements should be considered in light of the risks referenced in the “Risk Factors” section included in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Such factors include, but are not limited to:

•	adverse changes in general economic conditions, the real estate industry and the markets in which we operate;

•	failure to close pending acquisitions and developments on expected terms, or at all;

•	the effect of competition from new and existing stores or other storage alternatives, which could cause rents and occupancy rates to decline;

•	potential liability for uninsured losses and environmental contamination;

•
the impact of the regulatory environment as well as national, state and local laws and regulations, including, without limitation, those governing real estate investment trusts (“REITs”), tenant reinsurance and other aspects of our business, which could adversely affect our results;

•	disruptions in credit and financial markets and resulting difficulties in raising capital or obtaining credit at reasonable rates or at all, which could impede our ability to grow;

•	increases in interest rates;

•	reductions in asset valuations and related impairment charges;

•	our lack of sole decision-making authority with respect to our joint venture investments;

•	the effect of recent changes to U.S. tax laws;

•	the failure to maintain our REIT status for U.S. federal income tax purposes; and

•	economic uncertainty due to the impact of natural disasters, war or terrorism, which could adversely affect our business plan.

All forward-looking statements are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them, but there can be no assurance that management’s expectations, beliefs and projections will result or be achieved. All forward-looking statements apply only as of the date made. We undertake no obligation to publicly update or revise forward-looking statements which may be made to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.
Definition of FFO:
FFO provides relevant and meaningful information about the Company’s operating performance that is necessary, along with net income and cash flows, for an understanding of the Company’s operating results. The Company believes FFO is a meaningful disclosure as a supplement to net income. Net income assumes that the values of real estate assets diminish predictably over time as reflected through depreciation and amortization expenses. The values of real estate assets fluctuate due to market conditions and the Company believes FFO more accurately reflects the value of the Company’s real estate assets. FFO is defined by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) as net income computed in accordance with U.S. generally accepted accounting principles (“GAAP”), excluding gains or losses on sales of operating stores and impairment write downs of depreciable real estate assets, plus depreciation and amortization related to real estate and after adjustments to record unconsolidated partnerships and joint ventures on the same basis. The Company believes that to further understand the Company’s performance, FFO should be considered along with the reported net income and cash flows in accordance with GAAP, as presented in the Company’s consolidated financial statements. FFO should not be considered a replacement of net income computed in accordance with GAAP.
For informational purposes, the Company also presents Core FFO. Core FFO excludes revenues and expenses not core to our operations and non-cash interest. Although the Company’s calculation of Core FFO differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs and real estate companies, the Company believes it provides a meaningful supplemental measure of operating performance. The Company believes that by excluding revenues and expenses not core to our operations and non-cash interest charges, stockholders and potential investors are presented with an indicator of our operating performance that more closely achieves the objectives of the real estate industry in presenting FFO. Core FFO by the Company should not be considered a replacement of the NAREIT definition of FFO. The computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net income as an indication of the Company’s performance, as an alternative to net cash flow from operating activities as a measure of liquidity, or as an indicator of the Company’s ability to make cash distributions.
Definition of Same-Store:

The Company’s same-store pool for the periods presented consists of 783 stores that are wholly-owned and operated and that were stabilized by the first day of the earliest calendar year presented. The Company considers a store to be stabilized once it has been open for three years or has sustained average square foot occupancy of 80.0% or more for one calendar year. The Company believes that by providing same-store results from a stabilized pool of stores, with accompanying operating metrics including, but not limited to occupancy, rental revenue (growth), operating expenses (growth), net operating income (growth), etc., stockholders and potential investors are able to evaluate operating performance without the effects of non-stabilized occupancy levels, rent levels, expense levels, acquisitions or completed developments.  Same-store results should not be used as a basis for future same-store performance or for the performance of the Company’s stores as a whole.
About Extra Space Storage Inc.:
Extra Space Storage Inc., headquartered in Salt Lake City, Utah, is a self-administered and self-managed REIT and a member of the S&P 500. As of December 31, 2018, the Company owned and/or operated 1,647 self-storage stores in 39 states, Washington, D.C. and Puerto Rico. The Company’s stores comprise approximately 1.2 million units and approximately 125.7 million square feet of rentable space. The Company offers customers a wide selection of conveniently located and secure storage units across the country, including boat storage, RV storage and business storage. The Company is the second largest owner and/or operator of self-storage stores in the United States and is the largest self-storage management company in the United States.
###

For Information:
Jeff Norman
Extra Space Storage Inc.
(801) 365-1759

Extra Space Storage Inc.
Condensed Consolidated Balance Sheets
(In thousands, except share data)

	December 31, 2018	December 31, 2017
	(Unaudited)
Assets:
Real estate assets, net	$7,491,831	$7,132,431
Investments in unconsolidated real estate ventures	125,326	75,907
Cash and cash equivalents	57,496	55,683
Restricted cash	15,194	30,361
Other assets, net	158,131	166,571
Total assets	$7,847,978	$7,460,953
Liabilities, Noncontrolling Interests and Equity:
Notes payable, net	$4,137,213	$3,738,497
Exchangeable senior notes, net	562,374	604,276
Notes payable to trusts, net	30,928	117,444
Revolving lines of credit	81,000	94,000
Cash distributions in unconsolidated real estate ventures	45,197	5,816
Accounts payable and accrued expenses	101,461	96,087
Other liabilities	104,383	81,026
Total liabilities	5,062,556	4,737,146

Commitments and contingencies

Noncontrolling Interests and Equity:
Extra Space Storage Inc. stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.01 par value, 500,000,000 shares authorized, 127,103,750 and 126,007,091 shares issued and outstanding at December 31, 2018 and December 31, 2017, respectively	1,271	1,260
Additional paid-in capital	2,640,705	2,569,485
Accumulated other comprehensive income	34,650	33,290
Accumulated deficit	(262,902)	(253,284)
Total Extra Space Storage Inc. stockholders' equity	2,413,724	2,350,751
Noncontrolling interest represented by Preferred Operating Partnership units, net	153,096	159,636
Noncontrolling interests in Operating Partnership, net and other noncontrolling interests	218,602	213,420
Total noncontrolling interests and equity	2,785,422	2,723,807
Total liabilities, noncontrolling interests and equity	$7,847,978	$7,460,953

Consolidated Statement of Operations for the Three Months and Year Ended December 31, 2018 and 2017
(In thousands, except share and per share data) - Unaudited

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2018	2017	2018	2017
Revenues:
Property rental	$266,598	$246,351	$1,039,340	$967,229
Tenant reinsurance	29,847	25,351	115,507	98,401
Management fees and other income	10,908	10,140	41,757	39,379
Total revenues	307,353	281,842	1,196,604	1,105,009
Expenses:
Property operations	72,207	67,604	291,695	271,974
Tenant reinsurance	6,909	5,177	25,707	19,173
General and administrative	18,434	18,790	81,256	78,961
Depreciation and amortization	53,126	49,157	209,050	193,296
Total expenses	150,676	140,728	607,708	563,404
Gain on real estate transactions and impairment of real estate	—	118,808	30,807	112,789
Income from operations	156,677	259,922	619,703	654,394
Interest expense	(48,197)	(40,319)	(178,436)	(153,511)
Non-cash interest expense related to amortization of discount on equity component of exchangeable senior notes	(1,162)	(1,276)	(4,687)	(5,103)
Interest income	1,295	1,535	5,292	6,736
Income before equity in earnings of unconsolidated real estate ventures and income tax expense	108,613	219,862	441,872	502,516
Equity in earnings of unconsolidated real estate ventures	3,804	3,924	14,452	15,331
Income tax expense	(3,167)	5,529	(9,244)	(3,625)
Net income	109,250	229,315	447,080	514,222
Net income allocated to Preferred Operating Partnership noncontrolling interests	(3,390)	(4,214)	(13,995)	(14,989)
Net income allocated to Operating Partnership and other noncontrolling interests	(4,398)	(9,118)	(17,796)	(20,220)
Net income attributable to common stockholders	$101,462	$215,983	$415,289	$479,013
Earnings per common share
Basic	$0.80	$1.71	$3.29	$3.79
Diluted	$0.80	$1.69	$3.27	$3.76
Weighted average number of shares
Basic	126,466,028	126,007,129	126,087,487	125,967,831
Diluted	133,584,084	134,676,639	133,159,033	134,155,771

Reconciliation of GAAP Net Income to Total Same-Store Net Operating Income — for the Three Months and Year Ended December 31, 2018 and 2017 (In thousands) — Unaudited

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2018	2017	2018	2017
Net Income	$109,250	$229,315	$447,080	$514,222
Adjusted to exclude:
Gain on real estate transactions and impairment of real estate	—	(118,808)	(30,807)	(112,789)
Equity in earnings of unconsolidated joint ventures	(3,804)	(3,924)	(14,452)	(15,331)
Interest expense	49,359	41,595	183,123	158,614
Depreciation and amortization	53,126	49,157	209,050	193,296
Income tax expense	3,167	(5,529)	9,244	3,625
General and administrative (includes stock compensation)	18,434	18,790	81,256	78,961
Management fees, other income and interest income	(12,203)	(11,675)	(47,049)	(46,115)
Net tenant insurance	(22,938)	(20,174)	(89,800)	(79,228)
Non same-store revenue	(23,770)	(12,498)	(80,543)	(45,959)
Non same-store expense	7,804	4,638	29,091	20,121
Total same-store net operating income	$178,425	$170,887	$696,193	$669,417

Same-store revenues	242,828	233,853	958,797	921,270
Same-store operating expenses	64,403	62,966	262,604	251,853
Same-store net operating income	$178,425	$170,887	$696,193	$669,417

Reconciliation of the Range of Estimated GAAP Fully Diluted Earnings Per Share to Estimated Fully Diluted FFO Per Share — for the Three Months Ending March 31, 2019 and Year Ending December 31, 2019 — Unaudited

	For the Three Months Ending March 31, 2019		For the Year Ending December 31, 2019
	Low End	High End	Low End	High End
Net income attributable to common stockholders per diluted share	$0.67	$0.69	$2.91	$3.01
Income allocated to noncontrolling interest - Preferred Operating Partnership and Operating Partnership	0.05	0.05	0.23	0.23
Fixed component of income allocated to non-controlling interest - Preferred Operating Partnership	—	—	(0.02)	(0.02)
Net income attributable to common stockholders for diluted computations	0.72	0.74	3.12	3.22

Adjustments:
Real estate depreciation	0.37	0.37	1.48	1.48
Amortization of intangibles	0.01	0.01	0.04	0.04
Unconsolidated joint venture real estate depreciation and amortization	0.01	0.01	0.06	0.06
Funds from operations attributable to common stockholders	$1.11	$1.13	$4.70	$4.80
Adjustments:
Non-cash interest expense related to amortization of discount on equity portion of exchangeable senior notes	0.01	0.01	0.03	0.03
Core funds from operations attributable to common stockholders	$1.12	$1.14	$4.73	$4.83

Reconciliation of Estimated GAAP Net Income to Estimated Same-store Net Operating Income —
for the Year Ending December 31, 2019 (In thousands) — Unaudited

	For the Year Ending December 31, 2019
	Low	High
Net Income	$422,500	$441,500
Adjusted to exclude:
Equity in earnings of unconsolidated joint ventures	(12,500)	(13,500)
Interest expense (includes non-cash)	197,500	195,500
Depreciation and amortization	215,000	215,000
Income tax expense	12,000	11,000
General and administrative	92,000	91,000
Management fees, other income and interest income	(51,500)	(52,500)
Net tenant insurance	(94,000)	(95,000)
Non same-store revenue	(83,000)	(83,000)
Non same-store expense	30,000	30,000
Total same-store net operating income	$728,000	$740,000

Same-store revenue	$1,017,000	$1,027,000
Same-store expense	(289,000)	(287,000)
Total same-store net operating income	$728,000	$740,000